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                                                                   EXHIBIT 10.7



                                                              February 23, 2001


Mr. Mathew M. Perlot
P.O. Box 4217
Sunriver, OR 97707

              RE: RETIREMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

Dear Mat:

         This Retirement Agreement and Mutual Release of Claims (the "Agreement") between you and SMC Corporation (the "Company") contains the terms and conditions of your retirement from your capacity as CEO with the Company and your continuing role as an employee of the Company. As used in this Agreement, "the Company" includes all of its related entities, including, without limitation, all parent, subsidiary, affiliate, predecessor and successor organizations, and all current or former corporate officers, directors, employees, shareholders, insurers, attorneys, agents or assigns for all organizations and corporations referred to in this paragraph.

1.       RETIREMENT; APPOINTMENT AS AN EMPLOYEE ADVISOR.

         Following your retirement as CEO, you will continue your role as Chairman of the Board of Directors, further, the Company shall appoint you as an employee advisor. As an employee advisor, you shall provide advisory services and such other services to the Company as the Chief Executive Officer or the President of the Company may from time to time request. You shall serve as an employee advisor to the Company for so long as you continue to live. You acknowledge that you will not have any rights, authority or privileges associated with this title except as provided expressly in this Agreement.

         Your position as an employee advisor shall be advisory in nature only, and you shall have no vote or right to consent on any action taken by the Board of Directors. As an employee advisor, you shall have no duties or obligations to the Corporation or its shareholders as a director of the Corporation, whether pursuant to the Oregon Business Corporation Act or the Investment Company Act of 1940 or otherwise; nor shall you have any rights as a director under the Oregon Business Corporations Act, the Company's Articles or Bylaws, or otherwise.


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         ADVISING COMPENSATION. As an employee advisor providing advisory services to the Company, you will receive compensation in an amount equal to $20,000 per year continuing until your death. Additionally, as an employee, your company paid health benefits will also continue until your death.

2.       RETIREMENT BENEFITS.

         The following benefits will be provided to you upon your execution of this Agreement and the expiration of the revocation period identified in paragraph 8, provided you have not revoked the terms of this Agreement.

         2.1 RETIREMENT PAYMENTS. The Company has agreed to pay you retirement payments in accordance with the following schedule, all subject to the terms and conditions of this Agreement and applicable tax withholding:

         2.1.1 $280,000 on an annualized basis, payable on regular Company paydays commencing on or about the later of March 1, 2001, or 8 days after you sign this Agreement and continuing with the last payment to be made on or about February 1, 2002; and

         2.1.2 $220,000 on an annualized basis, payable on regular Company paydays commencing on or about March 1, 2002, and continuing with the last payment to be made on or about February 1, 2003; and

         2.1.3 $100,000 on an annualized basis, payable on regular Company pay days commencing on or about March 1, 2003, and continuing until your death.

         With the exception of the first installment payment, payment of all installments of retirement pay identified in subparagraphs 2.1.1, 2.1.2 and
2.1.3 will be made by depositing the same in the United States Mail (or by direct deposit if you have previously made such arrangements) on regular Company pay days. Payment of retirement pay shall automatically cease in the event of your death.

         2.2 AUTOMOBILE. Upon your retirement as CEO, the company will transfer legal title to you of the 1999 Lincoln you are presently driving for company use for $100.

         2.3 COMPUTERS AND ASSOCIATED EQUIPMENT. Upon your retirement, the two computers and associated equipment currently in your possession, including but not limited to the docking system (collectively, the "Computers and Associated Equipment") will become your personal property.

         2.4 STOCK OPTIONS. As you will remain an employee, all stock options in your stock


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option agreements dated October 20, 1994 and February 27, 1998 (the "Option
Agreements") shall not be terminated by reason of your retirement from the Company. Your options shall otherwise be governed by the terms of the Option Agreements and the Plan.

         2.5 TAX TREATMENT OF BENEFITS. The retirement, advisory employee and other benefits identified in this paragraph 2 and provided to you under the terms and conditions of this Agreement (collectively, the "Benefits") are subject to applicable payroll deductions and tax withholding and may constitute taxable income to you. YOU ARE RESPONSIBLE FOR ALL TAX OBLIGATIONS AND SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THE BENEFITS.

3.       EFFECT OF AGREEMENT.

         Upon your retirement, except as otherwise specified in this Agreement, you will cease participation in all plans and benefits generally provided to Company officers and employees and will not receive any other compensation or employee benefits, including, without limitation, any benefits under any severance, compensation or other plan, policy or practice maintained by the Company. You further acknowledge and agree that the Benefits provided to you under this Agreement are in lieu of, and not in addition to, any Company severance plan or any other plan, policy or practice that otherwise might be applicable to you.

4.       CONDITIONS FOR RECEIPT OF CONSIDERATION UNDER THIS AGREEMENT.

         You will be eligible to receive the pay and benefits described in paragraph 2 only if you satisfy all of the following conditions:

         4.1 ACCEPTANCE PERIOD. You execute this ("Acceptance Period") and you do not later revoke it during the Acceptance Period.

         4.2 COMPANY PROPERTY. Except with respect to the 1999 Lincoln and the Computers and Associated Equipment and any other equipment you are entitled to use or keep in accordance with the provisions of paragraphs 1 and 2, you must return all other Company tangible personal property in your possession immediately.

         4.3 NO BREACH. You do not breach any of the terms of this Agreement.

         4.4 ASSISTANCE IN DEFENSE OF LITIGATION OF CLAIMS. If the Company requests your assistance, you agree to assist in the defense or prosecution of litigation, claims or administrative proceedings about which you have knowledge, without additional compensation following your retirement. You will, however, be reimbursed for reasonable out-of-pocket expenses approved in advance by the Company. The Company will reasonably accommodate your scheduling needs and will provide you with reasonable advance notice of a request for such assistance.


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         4.5 CONFIDENTIALITY. You agree that you will not use the Company's confidential information in any manner unless authorized in writing by the Company or required by court order or similar order of any legally constituted authority. In addition, you agree to use reasonable good faith efforts to prevent accidental or negligent loss or release to any unauthorized person of the confidential information.

5.       REMEDIES FOR BREACH.

         You acknowledge that if you breach any material term of this Agreement during or after receiving Benefits under this Agreement, the Company may suffer irreparable injury. In such an event, the Company may seek an injunction or other equitable relief enjoining any breach of the above-referenced provisions. In any action necessary to enforce the provisions of this agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees, including costs of appeal.

6.       MUTUAL RELEASE OF CLAIMS

         6.1 The Company hereby releases and forever discharges you from any claims, demands, actions, suits, causes of action, debts, accounts or controversies of any nature whatsoever, known or unknown, arising out of, or in any way related to, your employment by, or service as a director of, the Company, including, without limitation, all claims that were asserted or could have been asserted by the Company, and any and all actions or omissions by you up to and including the date of this Agreement; PROVIDED, HOWEVER, that this release shall not apply to any criminal or fraudulent actions taken by you.

         6.2 You hereby release and forever discharge the Company from any and all claims, demands, actions, suits, causes of action, debts, accounts or controversies of any nature whatsoever, known or unknown, arising out of, or in any way related to, your employment by, or service as a director of, the Company or the termination of that employment or service as a director, including, without limitation, all claims that were asserted or could have been asserted by you, and any and all actions or omissions by the Company up to and including the date of this Agreement; PROVIDED, HOWEVER, that this release shall not apply to any criminal or fraudulent actions taken by the Company.

         6.3 The release set forth in subparagraph 6.2 includes, without limitation, any and all claims under any state, federal or local law or other authority, including, but not limited to, any claim for additional compensation in any form, any claim arising under any statutes or regulations pertaining to wages, conditions of employment or discrimination in employment, including, without limitation, the Employee Separation Income Security Act; Title VII of the Civil Rights Act of 1964; the Family and
Medical Leave Act; the Age Discrimination in Employment Act; the Older
Workers' Benefit Protection Act; the Post-Civil War Civil Rights Acts
(42 U.S.C. Section 1981-1988); the Civil Rights Act of 1991, 42 U.S.C.
Section 1981, et seq.; the Equal Pay Act of 1963; the Fair Labor Standards Act; the Occupational Safety and Health Act of 1970;

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the Rehabilitation Act of 1973; Sections 503 and 504 of the Vocational
Rehabilitation Act of 1973; the Americans with Disabilities Act, 42 U.S.C.
Section 12101, et seq.; the Uniform Services Employment and Reemployment Rights Act; the Davis-Bacon Act; the Walsh-Healey Act; the Contract Work Hours and Safety Standards Act; Executive Order 11246; ORS Chapters 652, 653, 654 and 659; federal and state securities laws; and any regulations under or amendments of such authorities. In addition, this release extends to all claims of any kind under any contract, tort or other common law, equitable or statutory theories.

7.       ADVICE TO CONSULT WITH ATTORNEY.

YOU HAVE BEEN, AND HEREBY ARE, ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT AND TO CAREFULLY CONSIDER THE TERMS OF THIS AGREEMENT, INCLUDING THE TERMS REGARDING THE RELEASE OF CLAIMS SET FORTH IN PARAGRAPH 6.

8.       OLDER WORKERS' BENEFIT PROTECTION ACT NOTICE.

         8.1 In accordance with the Older Workers' Benefit Protection Act, you acknowledge: you have been advised in writing of your right to consult with an attorney prior to executing this Agreement (including the release); you have read this Agreement and understand that you are releasing legal rights; you are aware of certain rights to which you may be entitled under certain statutes and laws identified in subparagraph 6.3 of this Agreement; you have had adequate time to consider this Agreement; and that as consideration for executing this Agreement (including the release), you have received additional benefits and compensation of value to which you would not otherwise be entitled.

         8.2 This offer shall remain open for your consideration until March 23, 2001. You acknowledge that you received this written offer on February 23, 2001, and that the offer provides you with an Acceptance Period of at least 21 days from the date of receipt for your consideration of the offer. You may execute this Agreement at any time during the Acceptance Period. If you have not executed this Agreement by the close of business on March 23, 2001, this offer shall expire. You are free, of course, to accept this offer earlier by executing this Agreement.

         Once you execute this Agreement, you will have 7 days from the date immediately following the date of your execution of this Agreement in which you may revoke it, in your sole discretion (Acceptance Period). Notice of revocation of this Agreement shall be made by you in writing to:

         Bill Rich
         Chief Financial Officer
         SMC Corporation
         20545 Murray Road
         P.O. Box 5639
         Bend, OR 97708


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         If you do not exercise your right to revoke this Agreement, it will become effective on the eighth day following your execution of the Agreement. You understand that if you do not sign this Agreement on or before the end of the Acceptance Period, or if you revoke it, you will not be entitled to the Benefits offered in this Agreement.

9.       ENTIRE AGREEMENT.

         You acknowledge that no representations have been made to you by the Company other than those set forth herein.

         You acknowledge and agree that this Agreement supersedes and replaces all remaining obligations, if any, contained in any agreement, promise or offer. You also acknowledge and agree that the compensation and benefits provided under this Agreement are in lieu of, and not in addition to, the compensation and benefits, if any, provided under any other agreement, promise or offer or any policy, plan or practice maintained by the Company.

         If you agree to the terms and conditions of this Agreement, please sign and return the enclosed copy of this Agreement, on or before March 23, 2001.

                                   Sincerely,

                                   /s/ MICHAEL R. JACQUE
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                                   Michael R. Jacque
                                   President and Chief Operating Officer


ACKNOWLEDGMENT AND AGREEMENT:

I have read this Agreement and consulted with my attorney before signing. I understand that by signing below, I am entering a legal agreement and releasing legal rights, including any claims I may have against the Company. I have chosen voluntarily to enter this Agreement after careful consideration.



MATHEW M. PERLOT                            Date             3/6/01
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Mathew M. Perlot


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